Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-31444, 33-32065, 33-33654, 33-37066, 33-42440, 33-44203, 33-46927, 33-51612, 33-54396, 33-55300, 33-64290, 33-70558, 33-80360, 33-88694, 33-60141, 33-64507, 333-07223, 333-18353, 333-18355, 333-39175, 333-71021, 333-71023, 333-31526, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-106173, 333-116547, 333-117176, 333-119872, 333-126403, 333-140252, and 333-141986) and Form S-3 (Nos. 33-82012, 33-63513, 333-77072, 333-127958, 333-127959 and 333-139230) of Symantec Corporation, of our report dated May 20, 2008, except as to Notes 4, 7, and 19, which are as of November 7, 2008, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 28, 2008 and March 30, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 28, 2008, and related financial statement schedule, which report appears in this Form 8-K of Symantec Corporation dated November 10, 2008.
As discussed in Note 1 to the consolidated financial statements, effective March 31, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also discussed in Note 1, effective April 1, 2006, Symantec Corporation adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Mountain View, California
November 7, 2008